Exhibit 99.1

HUMBOLDT BANCORP COMPLETES ISSUANCE OF $27 MILLION OF TRUST PREFERRED SECURITIES

Roseville, CA, September 18, 2003 (PRNewswire) – Humboldt Bancorp (NASDAQ: HBEK) today announced that it has completed the issuance of $27 million of trust preferred securities. The trust preferred securities have a stated maturity of 30 years and are callable at par after five years. The issuance will bear a fixed interest rate of 6.75% for the first five years and, thereafter, the coupon rate will be adjusted quarterly to equal three-month LIBOR plus 290 basis points. The issuance costs of approximately $800,000 will be amortized over the life of the securities.

Humboldt intends to use the proceeds to provide approximately 82% of the cash consideration for the acquisition of California Independent Bancorp (NASDAQ: CIBN), which was announced on August 12, 2003. Under the terms of the merger agreement, Humboldt will pay California Independent Bancorp shareholders approximately $32 million in cash, representing approximately 40% of the total consideration, and issue approximately 3.2 million shares of Humboldt common stock in exchange for shares of California Independent common stock. The merger is subject to regulatory approval and the approval of both Humboldt and California Independent shareholders. Subject to the receipt of necessary approvals, the merger is expected to be completed during the first quarter of 2004. Humboldt expects that approximately $20 million of the trust preferred securities will qualify as Tier I capital upon completion of the merger, with the balance of $7 million qualifying as Tier II capital.

The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities, which may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Humboldt Bancorp is a bank holding company for Humboldt Bank, its principal operating subsidiary, through which it offers business and consumer banking services at 19 locations, including Humboldt Bank’s Tehama Bank and Capitol Valley Bank divisions. For additional information, visit www.humboldtbancorp.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Humboldt and California Independent intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the companies’ expectations regarding future events and developments, including the receipt of regulatory and shareholder approvals necessary to complete the merger. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the companies’ publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

The foregoing may be deemed to be offering materials of Humboldt and California Independent in connection with Humboldt’s proposed acquisition of California Independent, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated August 11, 2003, between Humboldt and California Independent. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission (“SEC”). Humboldt and California Independent shareholders and other investors are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Humboldt will file with the SEC in connection with the proposed merger, because it will contain important information about Humboldt, California Independent, the merger and related matters. Humboldt and its directors and executive officers and California Independent and its directors and executive officers may be deemed to be participants in Humboldt’s and California Independent’s solicitation of proxies from Humboldt shareholders and California Independent shareholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in each of Humboldt’s and California Independent’s most recent proxy statements filed with the SEC, which are available from the SEC and the respective companies as described below, and the joint proxy statement/prospectus when it is filed with the SEC. After it is filed with the SEC, the joint proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from Humboldt and California Independent as follows:

Patrick J. Rusnak Chief Financial Officer Humboldt Bancorp 2998 Douglas Boulevard, Suite 330 Roseville, CA 95661 prusnak@humboldtbancorp.com

Kevin Watson Chief Financial Officer California Independent Bancorp 1227 Bridge Street, Suite C Yuba City, CA 95991 kevinw@frsb.com

HBEK-CIBN Merger Announcement Release
August 12, 2003

In addition to the proposed registration statement and joint proxy statement/prospectus, Humboldt and California Independent file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Humboldt and California Independent filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC’s web site at http://www.sec.gov.

Contact:

Patrick Rusnak
Chief Financial Officer
916.783.2812
prusnak@humboldtbancorp.com

NOTE: Transmitted on PR Newswire at 5:00 am PDT, September 18, 2003.